Exhibit 99.1

BioSpecifics Technologies Corp. Announces Approval of XIAPEX®in
the EU for the Treatment of Peyronie’s Disease

LYNBROOK, NY – February 2, 2015 – BioSpecifics Technologies Corp. (NASDAQ: BSTC), a biopharmaceutical company developing first in class collagenase-based products marketed as XIAFLEX® (collagenase clostridium histolyticum or CCH) in the U.S. and XIAPEX® in the EU, today announced that Swedish Orphan Biovitrum AB (Sobi) has received approval from the EU Commission to market XIAPEX for the treatment of adult men with Peyronie’s disease with a palpable plaque and curvature deformity of at least 30 degrees at the start of therapy. XIAFLEX has been approved in the U.S. for Peyronie’s disease since December 2013 and is marketed by BioSpecifics’ strategic partner Auxilium Pharmaceuticals, Inc. (Auxilium), now a wholly-owned subsidiary of Endo International plc.

“The EU approval of XIAPEX to treat Peyronie’s Disease marks an important milestone for patients with this disease, as they now have access to a minimally-invasive treatment. We have been very pleased by the commercial success to date for this indication in the U.S. and are hopeful to see similar success in the EU,” commented Thomas L. Wegman, President of BioSpecifics. “In addition to the anticipated commercial growth from the launch in Europe, we look forward to broadening our presence internationally with the potential approval of XIAFLEX in Japan for Dupuytren’s contracture.”

Sobi is the Marketing Authorization Holder for XIAPEX in 28 EU member countries, as well as Norway and Iceland, and holds the exclusive rights from Auxilium to commercialize XIAPEX for Dupuytren’s contracture and Peyronie’s disease indications. XIAPEX was approved in 2011 in the EU for the treatment of Dupuytren’s contracture in adult patients with a palpable cord.

Under the terms of BioSpecifics’ agreement with Auxilium, BioSpecifics will receive a certain percentage of milestone payments that Sobi pays to Auxilium as well as royalties from net sales of XIAPEX for Dupuytren’s contracture and Peyronie’s disease, and payments on costs of goods sold in Sobi territories from Auxilium, which will be a specified percentage of what Auxilium receives from Sobi.

About Peyronie's Disease

Peyronie's disease is characterized by the presence of inelastic collagen on the shaft of the penis, which can cause the penis to curve during erection, and may make sexual intercourse difficult or impossible in advanced cases. Peyronie's disease typically affects males between 40-70 years of age. Frequent patient complaints include increased pain, painful erections, palpable plaque, penile deformity and erectile dysfunction. Significant psychological distress has also been noted in patients. The prevalence of Peyronie's disease in adult men has been reported to be approximately 5%, but the disease is thought to be underdiagnosed and undertreated.

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase for twelve clinical indications to date. Injectable collagenase is approved for marketing as XIAFLEX® (collagenase clostridium histolyticum or CCH) in the U.S. for the treatment of adult Dupuytren's contracture patients with up to two palpable cords in the same palm and for Peyronie's disease in men with a palpable plaque and a curvature deformity of 30 degrees or greater at the start of therapy. XIAFLEX is marketed in the U.S. by BioSpecifics' partner, Auxilium Pharmaceuticals, Inc. (Auxilium), which is now a wholly-owned subsidiary of Endo International plc. Auxilium has the following partnerships outside the U.S. for XIAFLEX in Dupuytren’s contracture and Peyronie’s disease; Swedish Orphan Biovitrum AB has marketing rights for XIAPEX® (the EU tradename for CCH) in 71 Eurasian and African countries, Actelion Pharmaceuticals Ltd. has rights in Canada, Australia, Mexico and Brazil, and Asahi Kasei Pharma Corporation in Japan. CCH is in clinical development for the treatment of several additional promising indications. Auxilium is managing the development of CCH for frozen shoulder syndrome in a Phase 2b study, and also for cellulite and canine lipoma. BioSpecifics is currently managing the development of CCH for the treatment of human lipoma and uterine fibroids. For more information, please visit www.biospecifics.com.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, expected revenue growth, and the assumptions underlying or relating to such statements, are “forward-looking statements”. The forward-looking statements in this release include statements concerning, among other things, the market potential in the EU for the use of XIAPEX for the treatment of Peyronie’s disease, the timing of approvals in Japan and the potential revenue of Biospecifics from EU sales of XIAPEX for the treatment of Dupuytren’s and Peyronie’s disease. In some cases, these statements can be identified by forward-looking words such as “believe,” “expect,” “anticipate,” “plan,” “estimate,” “likely,” “may,” “will,” “could,” “continue,” “project,” “predict,” “goal,” the negative or plural of these words, and other similar expressions. These forward-looking statements are predictions based on our current expectations and our projections about future events and various assumptions. There can be no assurance that we will realize our expectations or that our beliefs will prove correct. There are a number of important factors that could cause BioSpecifics’ actual results to differ materially from those indicated by such forward-looking statements, including the timing of regulatory filings and action; the ability of Auxilium and its partners, Asahi Kasei Pharma Corporation, Actelion Pharmaceuticals Ltd. and Swedish Orphan Biovitrum AB, to achieve their objectives for XIAFLEX in their applicable territories; the market for XIAFLEX in, and timing, initiation and outcome of clinical trials for, additional indications including frozen shoulder, cellulite, human lipoma and canine lipoma and uterine fibroids, all of which will determine the amount of milestone, royalty, mark-up on cost of goods sold and sublicense income BioSpecifics may receive; the potential of CCH to be used in additional indications; the Auxilium acquisition by Endo International Plc; and other risk factors identified in BioSpecifics’ Annual Report on Form 10-K for the year ended December 31, 2013, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014 and its Current Reports on Form 8-K filed with the Securities and Exchange Commission. All forward-looking statements included in this release are made as of the date hereof, are expressly qualified in their entirety by the cautionary statements included in this release and, except as may be required by law, we assume no obligation to update these forward-looking statements

Contact:

BioSpecifics Technologies Corp.
Thomas L. Wegman, President
(516) 593-7000
thomas_wegman@biospecifics.com